Press Release #201312	FOR IMMEDIATE RELEASE	October 4, 2013

Enertopia Signs Consulting Agreement

VANCOUVER, BC – October 4, 2013 - Enertopia Corporation (ENRT-OTCBB) (TOP-CNSX) (the "Company" or "Enertopia") announces that the Company has signed a Consulting Agreement with Olibri Acquisitions.

Olibri Acquisitions has been engaged to assist the company with potential acquisitions of oil & gas exploration and development targets including but not limited to natural gas and oil producing properties. Olibri will also assist in presenting projects and partnerships through existing and new contacts. The company is confident that the relationship with Olibri Acquisitions will increase Enertopia’s ability to source key projects and partnerships.

Enertopia issued 750,000 shares to Olibri Acquistions at an issue price of US $0.05 per share.

The securities issued will be subject to a hold period of six months and one day in the USA under Rule 144.

About Enertopia

Enertopia’s shares are quoted in the USA with symbol ENRT and in Canada with symbol TOP. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6412.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, access to capital, and other factors which may be identified from time to time in the Company's public announcements and filings. The Company’s successful efforts in the oil and gas sector are dependent on many factors such as but not limited to financing, completion and production and field depletion. There can be no guarantee that the engagement of Olibri Acquisitions will result in new projects or partnerships being concluded. Expected field production could be materially different than from expected and past results. The Company's evaluation of alternative energy projects in the heat recovery, solar thermal, solar PV and water purification; and of resource projects provides no assurance that any particular project will have any material effect on the Company.